Exhibit 99.1

LAUREATE EDUCATION REPORTS THIRD QUARTER AND NINE MONTHS ENDED

SEPTEMBER 30, 2017 FINANCIAL RESULTS

BALTIMORE, MARYLAND - November 8, 2017 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the third quarter and the nine months ended September 30, 2017.

Third Quarter 2017 Highlights (compared to third quarter 2016):

•                  Revenue increased 6% to $983.4 million; up 4% on an organic constant currency basis.

•                  Operating (loss) income decreased by $18.2 million to an operating loss of $(5.7) million in the 2017 fiscal quarter from operating income of $12.5 million in the 2016 fiscal quarter, due in part to the impact from the earthquake in Mexico which resulted in the deferral of approximately $11.7 million of revenue (due to class disruptions) from the third to fourth quarter as well as approximately $2.7 million of operating expenses incurred related to repairs. Results for the quarter were also affected by seasonality and timing of expenses.

•                  Net (loss) income for the quarter was $(103.5) million, as compared to net income of $80.9 million in the third quarter of 2016 which included a $155.2 million gain from the sale of our French institutions.

•                  Adjusted EBITDA decreased 12% to $86.5 million due in part to the impact from the Mexico earthquake, as well as seasonality and timing items. On an organic constant currency basis, Adjusted EBITDA was down 19% versus the prior year.

•                  The third quarter represents a large enrollment intake period, but is seasonally low from an earnings perspective as many of our institutions are out of session during a portion of the quarter (summer in the northern hemisphere, winter in the southern hemisphere).

Nine Months Ended September 30, 2017 Highlights (compared to nine months ended September 30, 2016):

•                  New enrollments increased 3%.

•                  Total enrollments increased 3%.

•                  Revenue increased by $48.5 million to $3,116.8 million; up 5% on an organic constant currency basis.

•                  Operating income decreased by $36.6 million to $175.3 million, due primarily to a $22.8 million one-time charge related to the debt refinancing transactions that were completed during the second quarter of 2017 and the deferral of approximately $11.7 million of revenue from class disruptions caused by the earthquake in Mexico and approximately $2.7 million of operating expense for related repairs.

•                  Net (loss) income for the nine months was a net loss of $(106.7) million, as compared to net income of $327.7 million in the nine months ended September 30, 2016 which included a $398.4 million gain related to the sale of our Swiss and French institutions.

•                  Adjusted EBITDA decreased 1% to $477.0 million; however, on an organic constant currency basis, Adjusted EBITDA was up 12% excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017.

“We are pleased to report favorable enrollment growth in many of our key markets during our intake for the period, including particularly strong results in Brazil,” said Douglas Becker, Laureate founder, Chairman, and Chief Executive Officer. Current President, and incoming Chief Executive Officer, Eilif Serck-Hanssen added, “We continue to make good progress on our key strategic initiatives, looking to leverage scale and technology to further improve student experiences and drive stronger returns for our shareholders.”

Reporting Segments

Effective August 1, 2017, we changed our operating segments in order to align them with how our chief operating decision maker allocates resources and assesses performance. The segments changes resulted in Laureate increasing its number of operating segments from three to six, and is consistent with our goal of flattening our organizational structure to improve decision speed and operating effectiveness.

The change includes the creation of three operating segments (Brazil, Mexico and Andean & Iberian) from the previous Latin America (LatAm) segment. Our institutions in Spain and Portugal (Iberian) have moved from the Europe, Middle East, Africa and Asia Pacific (EMEAA) segment and combined with our institutions in Chile and Peru to form the Andean & Iberian segment. In addition, our institutions in Central America, which were previously part of the LatAm segment, have combined with our campus-based institutions in the United States, which were previously part of the GPS segment, to form the Central America and U.S. Campuses segment. The Online & Partnerships segment consists of the online institutions that were previously part of the GPS segment.

Third Quarter 2017 Results

Revenue in the third quarter of 2017 was $983.4 million, a 6% increase compared to the third quarter of 2016. Operating (loss) income decreased by $18.2 million to an operating loss of $(5.7) million from operating income of $12.5 million in the third quarter of 2016, due in part to the impact from the earthquake in Mexico which resulted in the deferral of approximately $11.7 million of revenue (due to class disruptions) from the third to fourth quarter as well as approximately $2.7 million of operating expenses incurred related to repairs. Results for the quarter were also affected by seasonality and timing of expenses. Net (loss) income was a net loss of $(103.5) million for the third quarter, compared to a net income of $80.9 million in the third quarter of the prior year which included a gain of approximately $155.2 million related to the sale of our French institutions. Diluted loss per share was $(1.02) for the third quarter of 2017.

Adjusted EBITDA was $86.5 million in the third quarter of 2017, a 12% decrease compared to the third quarter of 2016. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased 4% and Adjusted EBITDA decreased 19% compared to the third quarter of 2016, due in part to the impact from the Mexico earthquake, as well as seasonality and timing of expenses.

Nine Months Ended September 30, 2017 Results

New enrollments through year-to-date September 2017, excluding asset dispositions, increased 3% compared to our new enrollment activity through year-to-date September 2016. New enrollment growth reflects favorable performance in many of our largest markets including Brazil which is up 11% versus prior year-to-date. New enrollment growth was positive in Peru as well, and Mexico was essentially flat versus prior year due to an estimated loss of 4,000 - 5,000 enrollments as a result of the earthquake (roughly half in the third quarter, and half in the fourth quarter). EMEAA new enrollments reflect a planned strategic shift to longer length-of-stay students with higher revenue and contribution margins. This strategy is resulting in favorable growth in organic constant currency revenue versus prior year-to-date September in that segment. Both Chile and Online & Partnerships experienced new enrollment declines year-over-year. Chile was affected by regulatory challenges during 2016 in that market. Online & Partnerships reflected a planned shift for our international fully online enrollments to longer length-of-stay students with higher revenue and contribution margins, combined with recent softness in the U.S. related to lower lead volume and conversion rates. Total enrollments at September 30, 2017 grew 3% compared to September 30, 2016.

For the nine months ended September 30, 2017, revenue was $3,116.8 million, an increase of $48.5 million compared to the fiscal period 2016. Operating income decreased $36.6 million compared to the 2016 fiscal period, due primarily to a $22.8 million one-time charge related to the debt refinancing transactions that were completed during the second quarter of 2017, the deferral of approximately $11.7 million of revenue from class disruptions caused by the earthquake in Mexico and approximately $2.7 million of operating expense for related repairs. Net loss for the 2017 fiscal period was $(106.7) million compared to a net income of $327.7 million in the 2016 fiscal period which included a gain of approximately $398.4 million in the 2016 fiscal period related to the sale of the Swiss and French schools. Diluted loss per share was $(1.77) for the 2017 fiscal period.

Adjusted EBITDA was $477.0 million in the 2017 fiscal period, a 1% decrease compared to the 2016 fiscal period. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased 5% and Adjusted EBITDA increased 12% compared to the 2016 fiscal period, excluding the $22.8 million one-time charge associated with our debt refinancing transactions in the second quarter of 2017.

Balance Sheet and Capital Structure

Laureate ended the third quarter of 2017 with $505.0 million of cash on hand and $890.0 million in liquidity, including our undrawn revolver. In April 2017, Laureate completed a refinancing of its corporate debt obligations, extending the maturity and reducing the cost of those obligations.

On April 15, 2016, the Company entered into note exchange agreements pursuant to which we agreed to exchange $250.0 million in aggregate principal amount of 9.250% Replacement Senior Notes due 2019 for shares of the Company’s Class A common stock. On August 11, 2017, the senior notes were exchanged for a total of 18.7 million shares of the Company’s Class A common stock and these senior notes were canceled.

Outlook for Fiscal 2017

Laureate is updating its financial guidance for full-year 2017. The guidance for 2017 reflects the impact from the sale of our French and Swiss assets in 2016, which will unfavorably impact both year-over-year Revenue and Adjusted EBITDA by approximately (3%). Additionally, currency translation from foreign exchange rates, based on current rates, is now expected to have a slightly negative year-over-year impact in 2017 for Adjusted EBITDA following the recent strengthening of the US dollar versus some of our key currencies in a high earnings quarter, but a slightly favorable impact on Revenue is still expected for the year following the foreign exchange gains in prior periods.

Based on the current foreign exchange spot rates(1), Laureate currently expects its organic (i.e., excluding acquisitions and asset dispositions) performance for full-year 2017 to be as follows:

•                  Total enrollments in the range of 1,059,000 to 1,064,000, representing 1.5-2.0% growth as compared to December 31, 2016, reflecting an estimated 4,000-5,000 student loss in Mexico from the earthquake, and the enrollment declines experienced in the U.S. for the most recent intake;

•                  Revenues to be approximately $4,345 million, the bottom end of the previous range reflecting the impact from the Mexico earthquake and recent U.S. intake, representing approximately 5.0% organic (pro forma for asset dispositions in 2016) constant currency growth, and including a benefit of $38 million from foreign currency;

•                  No change in Adjusted EBITDA on an organic constant currency basis due to tighter cost controls although we are reducing the foreign exchange impact by ($6) million from previous guidance, reflecting the recent strengthening of the US dollar. We anticipate Adjusted EBITDA in the range of $780 million to $789 million, inclusive of the $23 million charge for debt refinancing that affected us during the second quarter. Excluding that one-time impact, we expect Adjusted EBITDA in the range of $803 million to $812 million, representing 8.5%-9.5% organic (pro forma for asset dispositions in 2016) constant currency growth;

•                  Capex spending at 6% to 7% of revenues to support growth initiatives and ongoing maintenance, down one percentage point from previous guidance due partially to timing (versus 2018 spend) and improved results from our hybridity initiative; and

•                  Reported earnings per share in 2017 to be affected by a $290-$300 million non-cash charge to earnings per share related to accounting for the non-cash beneficial redemption and conversion features due to the terms of the shares of our Series A Preferred Stock.

(1) Based on actual FX rates for January-October 2017, and current spot FX rates (local currency per US dollar) of MXN 19.02, BRL 3.27, CLP 631.00, PEN 3.63, EUR 0.86 for November - December 2017. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2017 net income and a reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 5:00 pm ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and request to join the Laureate conference call. Replays of the entire call will be available through November 15, 2017 at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 6380978. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance, including total enrollments, estimated and projected Adjusted EBITDA and earnings, costs, expenditures (including capital expenditures), cash flows, growth rates, our hedging strategy, potential asset sales, currency rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 29, 2017, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 25 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 3Q	YTD 3Q	Change		As of	As of	Change
	2017	2016	Total	Organic	9/30/2017	9/30/2016	Total	Organic
Brazil	143,700	129,600	11%	11%	275,000	262,100	5%	5%
Mexico	105,800	105,800	—%	—%	212,300	212,500	—%	—%
Andean & Iberian	121,900	121,800	—%	—%	329,800	314,600	5%	5%
Central America & U.S. Campuses	40,800	39,200	4%	4%	71,000	69,200	3%	3%
EMEAA (1)	42,400	42,300	—%	2%	126,900	119,200	6%	6%
Online & Partnerships	27,700	31,100	(11)%	(11)%	64,700	69,800	(7)%	(7)%
Laureate	482,300	469,800	3%	3%	1,079,700	1,047,400	3%	3%

(1) New enrollments affected by the sale of two business units in France and Switzerland (EMEAA segment) during 2016.

Consolidated Statements of Operations

	For the three months ended			For the nine months ended
	September 30,			September 30,
IN MILLIONS	2017(2)	2016	Change	2017(2)	2016	Change
Revenues	$983.4	$929.9	$53.5	$3,116.8	$3,068.3	$48.5
Costs and expenses:
Direct costs	924.1	864.2	59.9	2,719.6	2,697.8	21.8
General and administrative expenses	65.0	53.2	11.8	221.9	158.6	63.3
Operating (loss) income	(5.7)	12.5	(18.2)	175.3	211.9	(36.6)
Interest income	5.8	3.4	2.4	15.0	13.3	1.7
Interest expense	(76.5)	(104.8)	28.3	(278.0)	(314.4)	36.4
Loss on debt extinguishment	—	(15.7)	15.7	(8.4)	(17.4)	9.0
Gain (loss) on derivatives	(19.9)	0.5	(20.4)	19.2	(8.2)	27.4
Other (expense) income, net	(0.7)	0.4	(1.1)	(0.7)	(1.0)	0.3
Foreign currency exchange gain (loss), net	7.3	26.3	(19.0)	(0.1)	80.3	(80.4)
Gain (loss) on sales of subsidiaries, net	—	155.2	(155.2)	(0.2)	398.4	(398.6)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(89.6)	77.8	(167.4)	(78.0)	362.9	(440.9)
Income tax (expense) benefit	(13.9)	3.1	(17.0)	(28.8)	(35.2)	6.4
Equity in net income of affiliates, net of tax	—	—	—	—	—	—
Net (loss) income	(103.5)	80.9	(184.4)	(106.7)	327.7	(434.4)
Net loss attributable to noncontrolling interests	5.5	5.4	0.1	2.4	2.8	(0.4)
Net (loss) income attributable to Laureate Education, Inc.	$(98.0)	$86.3	$(184.3)	$(104.4)	$330.5	$(434.9)

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(84.1)	$2.2	$(86.3)	$(192.1)	$3.2	$(195.3)
Net (loss) income available to common stockholders	$(182.0)	$88.5	$(270.5)	$(296.5)	$333.8	$(630.3)

Basic and diluted (loss) earnings per share:
Basic weighted average shares outstanding	178,871	133,303	45,568	167,261	133,291	33,970
Dilutive weighted average shares outstanding	178,871	134,229	44,642	167,261	134,217	33,044
Basic (loss) earnings per share	$(1.02)	$0.66	$(1.68)	$(1.77)	$2.50	$(4.27)
Diluted (loss) earnings per share	$(1.02)	$0.66	$(1.68)	$(1.77)	$2.49	$(4.26)

(2) Financial results for 2017 as compared to 2016 were affected by the sale of two business units in France (EMEAA segment) and Switzerland (GPS segment) during 2016.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended September 30,	2017	2016	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	One- time items	Acq/ Div.	FX
Revenues
Brazil	$170.5	$152.8	12%	8%	$17.7	$12.7	$—	$—	$5.0
Mexico	141.2	140.4	1%	(5)%	0.8	(6.4)	—	—	7.2
Andean & Iberian	314.8	289.2	9%	5%	25.6	15.4	—	—	10.2
Central America & U.S. Campuses	69.6	65.6	6%	8%	4.0	5.2	—	—	(1.2)
EMEAA	126.4	117.0	8%	9%	9.4	10.3	—	(2.4)	1.5
Online & Partnerships	168.4	173.3	(3)%	(3)%	(4.9)	(5.5)	—	—	0.6
Corporate & Eliminations	(7.4)	(8.4)	12%	12%	1.0	1.0	—	—	—
Total Revenues	$983.4	$929.9	6%	4%	$53.5	$32.6	$—	$(2.4)	$23.3

Adjusted EBITDA
Brazil	$9.1	$11.9	(24)%	(32)%	$(2.8)	$(3.8)	$—	$—	$1.0
Mexico	6.5	24.8	(74)%	(77)%	(18.3)	(19.0)	—	—	0.7
Andean & Iberian	75.0	64.0	17%	13%	11.0	8.4	—	—	2.6
Central America & U.S. Campuses	9.7	7.5	29%	32%	2.2	2.4	—	—	(0.2)
EMEAA	(13.7)	(24.4)	44%	32%	10.7	7.1	—	2.4	1.2
Online & Partnerships	42.9	51.3	(16)%	(16)%	(8.4)	(8.3)	—	—	(0.1)
Corporate & Eliminations	(43.0)	(36.4)	(18)%	(18)%	(6.6)	(6.6)	—	—	—
Total Adjusted EBITDA	$86.5	$98.5	(12)%	(19)%	$(12.0)	$(19.6)	$—	$2.4	$5.2

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the nine months ended September 30,	2017	2016	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	One- time items	Acq/ Div.	FX
Revenues
Brazil	$548.0	$479.6	14%	4%	$68.4	$18.9	$—	$—	$49.5
Mexico	452.0	455.1	(1)%	3%	(3.1)	13.0	—	—	(16.1)
Andean & Iberian	930.3	835.5	11%	9%	94.8	77.3	—	—	17.5
Central America & U.S. Campuses	219.1	207.1	6%	8%	12.0	16.3	—	—	(4.3)
EMEAA	468.3	585.0	(20)%	9%	(116.7)	40.2	—	(141.9)	(15.0)
Online & Partnerships	521.0	531.1	(2)%	(2)%	(10.1)	(9.8)	—	—	(0.3)
Corporate & Eliminations	(21.9)	(25.1)	13%	13%	3.2	3.2	—	—	—
Total Revenues	$3,116.8	$3,068.3	2%	5%	$48.5	$159.1	$—	$(141.9)	$31.3

Adjusted EBITDA
Brazil	$61.3	$63.2	(3)%	(4)%	$(1.9)	$(2.3)	$—	$—	$0.4
Mexico	78.6	89.3	(12)%	(7)%	(10.7)	(6.2)	—	—	(4.5)
Andean & Iberian	240.3	179.8	34%	33%	60.5	60.1	—	—	0.4
Central America & U.S. Campuses	38.5	31.7	21%	24%	6.8	7.5	—	—	(0.7)
EMEAA	54.2	68.0	(20)%	46%	(13.8)	19.2	—	(26.6)	(6.4)
Online & Partnerships	145.8	149.1	(2)%	(2)%	(3.3)	(3.3)	—	—	—
Corporate & Eliminations	(141.6)	(100.3)	(41)%	(18)%	(41.3)	(18.5)	(22.8)	—	—
Total Adjusted EBITDA	$477.0	$480.7	(1)%	12%	$(3.7)	$56.5	$(22.8)	$(26.6)	$(10.8)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures and the one-time charge associated with our debt refinancing transactions in the second quarter of 2017.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2017	December 31, 2016	Change
Assets
Cash and cash equivalents	$505.0	$465.0	$40.0
Receivables (current), net	599.1	334.8	264.3
Other current assets	363.6	316.0	47.6
Current assets held for sale	92.2	—	92.2
Property and equipment, net	2,030.2	2,151.6	(121.4)
Goodwill and other intangible assets	3,401.8	3,288.8	113.0
Other long-term assets	510.7	506.3	4.4
Long-term assets held for sale	279.8	—	$279.8
Total assets	$7,782.6	$7,062.5	$720.1

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$700.1	$695.2	$4.9
Deferred revenue and student deposits	729.9	362.9	367.0
Total long-term debt, including current portion	3,210.4	3,808.4	(598.0)
Total due to shareholders of acquired companies, including current portion	81.2	211.0	(129.8)
Other liabilities	930.3	963.7	(33.4)
Current and long-term liabilities held for sale	231.5	—	231.5
Total liabilities	5,883.4	6,041.2	(157.8)
Convertible redeemable preferred stock	302.7	333.0	(30.3)
Redeemable noncontrolling interests and equity	14.2	23.9	(9.7)
Total stockholders’ equity	1,582.2	664.4	917.8
Total liabilities and stockholders’ equity	$7,782.6	$7,062.5	$720.1

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2017	2016	Change
Cash flows from operating activities
Net (loss) income	$(106.7)	$327.7	$(434.4)
Depreciation and amortization	199.4	202.7	(3.3)
Loss (gain) on sale of subsidiary and disposal of property and equipment	3.1	(398.5)	401.6
(Gain) loss on derivative instruments	(19.6)	7.2	(26.8)
Loss on debt extinguishment	8.4	17.4	(9.0)
Payment of redemption and call premiums and fees on debt modification	(65.2)	—	(65.2)
Interest paid on deferred purchase price for acquisitions	(39.4)	—	(39.4)
Unrealized foreign currency exchange loss (gain)	4.9	(73.6)	78.5
Income tax receivable/payable, net	(19.8)	(23.6)	3.8
Working capital, excluding tax accounts	33.6	(0.6)	34.2
Other non-cash adjustments	146.3	137.2	9.1
Net cash provided by operating activities	144.8	196.0	(51.2)
Cash flows from investing activities
Purchase of property and equipment	(134.6)	(132.9)	(1.7)
Expenditures for deferred costs	(12.7)	(14.0)	1.3
Receipts from sale of subsidiary and property and equipment	1.2	553.9	(552.7)
Investing other, net	(4.0)	(14.7)	10.7
Net cash (used in) provided by investing activities	(150.2)	392.3	(542.5)
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(345.8)	(524.6)	178.8
Payments of deferred purchase price for acquisitions	(93.8)	(9.6)	(84.2)
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	55.3	—	55.3
Proceeds from initial public offering, net of issuance costs	456.4	—	456.4
Payments of debt issuance costs	(11.3)	(10.6)	(0.7)
Financing other, net	(6.9)	(27.9)	21.0
Net cash provided by (used in) financing activities	53.8	(572.7)	626.5
Effects of exchange rate changes on cash	26.1	7.2	18.9
Change in cash included in current assets held for sale	(34.5)	—	(34.5)
Net change in cash and cash equivalents	40.0	22.8	17.2
Cash and cash equivalents at beginning of period	465.0	458.7	6.3
Cash and cash equivalents at end of period	$505.0	$481.5	$23.5
Liquidity (including Undrawn Revolver)	$890.0	$748.0	$142.0

Non-GAAP Reconciliation

	For the three months ended			For the nine months ended
	September 30,			September 30,
IN MILLIONS	2017	2016	Change	2017	2016	Change
Net (loss) income	$(103.5)	$80.9	$(184.4)	$(106.7)	$327.7	$(434.4)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	—	—	—
Income tax expense (benefit)	13.9	(3.1)	17.0	28.8	35.2	(6.4)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(89.6)	77.8	(167.4)	(78.0)	362.9	(440.9)
Plus:
(Gain) loss on sale of subsidiaries, net	—	(155.2)	155.2	0.2	(398.4)	398.6
Foreign currency exchange (gain) loss, net	(7.3)	(26.3)	19.0	0.1	(80.3)	80.4
Other expense (income), net	0.7	(0.4)	1.1	0.7	1.0	(0.3)
Loss (gain) on derivatives	19.9	(0.5)	20.4	(19.2)	8.2	(27.4)
Loss on debt extinguishment	—	15.7	(15.7)	8.4	17.4	(9.0)
Interest expense	76.5	104.8	(28.3)	278.0	314.4	(36.4)
Interest income	(5.8)	(3.4)	(2.4)	(15.0)	(13.3)	(1.7)
Operating (loss) income	(5.7)	12.5	(18.2)	175.3	211.9	(36.6)
Plus:
Depreciation and amortization	67.9	66.8	1.1	199.4	202.7	(3.3)
EBITDA	62.2	79.3	(17.1)	374.7	414.6	(39.9)
Plus:
Share-based compensation expense (4)	8.6	8.0	0.6	44.0	28.9	15.1
Loss on impairment of assets	—	—	—	—	—	—
EiP implementation expenses (5)	15.7	11.2	4.5	58.3	37.2	21.1
Adjusted EBITDA	$86.5	$98.5	$(12.0)	$477.0	$480.7	$(3.7)

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(5) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP, which began in 2014, is expected to be substantially completed by 2017 and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we now anticipate expanding the initiative into other back- and mid-office areas in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned dispositions.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education	Ruder Finn
Esther Benjamin	Maryam Ayromlou
Esther.Benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685
Source: Laureate Education, Inc.